Delisting Determination, The Nasdaq Stock Market, LLC, July 19, 2024,
CONX Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of CONX Corp., effective at the opening of the trading session on July 29, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on October 30, 2023. On November 3, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On February 14, 2024, the Company received a delist determination for its failure to meet the requirements in Listing Rule 5550(b)(2).
On February 20, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones. The Panel decision was amended on March 8 and 19, 2024.
On May 2, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company. The Company securities were suspended on May 6, 2024.
The Company appealed the Panel decision to the Listing Council pursuant to Listing Rule 5820.
On June 25, 2024, the Company withdrew its appeal to the Listing Council. The Staff determination to delist the Company securities became final on June 25, 2024.